Exhibit 10.1

March 10, 2012

Robert C. Warren, Jr.

President and Chief Executive Officer

Cascade Corporation

P.O. Box 20187

Portland, Oregon 97294-0187

Dear Bob:

The Compensation Committee of the Board of Directors of Cascade Corporation (“Cascade”) has recommended, and the Board has approved, an updating of your special severance benefit program This letter agreement (“Agreement”) describes the severance benefits, the circumstances under which they would be payable, and certain limitations on their overall value. It includes a noncompetition agreement, which was a condition established by the Board. It replaces your current severance agreement, which will terminate upon your acceptance of the terms set forth herein.

Your Severance Benefits will become payable, subject to the terms and conditions of this Agreement, in the event of the Involuntary Termination of your employment within twelve months following a Change in Control of Cascade. Capitalized terms not otherwise defined in this Agreement are defined on Attachment A.

I.	SEVERANCE BENEFITS

Your Severance Benefits will consist of the following:

A.	A lump sum cash payment equal to 2.99 times your Average Compensation will be made within 74 days of Involuntary Termination.

Robert C. Warren, Jr.

March 10, 2012

B.	Each of your outstanding Equity Awards, if not then vested, exercisable, or otherwise free from restrictions, will accelerate automatically upon the Involuntary Termination of your employment so that the Equity Award becomes fully vested, immediately exercisable, and free from restrictions, for the full number of Cascade shares of common stock subject to the Equity Award. Each such accelerated Equity Award, together with all your other vested Equity Awards, will remain exercisable until the earlier of (i) the expiration of the Equity Award term or (ii) one year following the Involuntary Termination of your employment.

C.	Cascade will at its expense provide you and your eligible dependents continued Health Coverage under Cascade’s medical/dental/vision plans or substantially similar coverage under the purchase of an individual policy or other arrangement, without regard to any COBRA-triggering event, until the earlier of (i) 24 months after your Involuntary Termination date or (ii) the first date you are covered under another health benefit program (except entitlement to benefits under Medicare) which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. This coverage will satisfy all obligation of Cascade to provide or make available continued Health Coverage to you and your eligible dependents under Code Section 4980B by reason of the termination of your employment. Neither you nor your eligible dependents will be entitled to any additional period of coverage under Section 4980B as a result of the Involuntary Termination of your employment.

All benefits provided to you pursuant to this paragraph that are not exempt from taxation under Code Sections 105 or 106 must be paid (directly or on your behalf) not later than the last day of the second calendar year following the calendar year of your Involuntary Termination The total amount of such benefits (except benefits described in Treasury Regulation Sections 1.409A-1(a)(5) or 1.409A-(b)(9)(v)) shall not exceed two times the lesser of (i) the sum of your annualized compensation based upon your annual salary in the year preceding the year of your Involuntary Termination (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) or (ii) the applicable dollar limit under Code Section 401(a)(17) for the calendar year of your Involuntary Termination.

Robert C. Warren, Jr.

March 10, 2012

II.	NONCOMPETITION AND NONSOLICITATION

In consideration for Cascade’s commitments in this Agreement, you agree that, for the 24-month period following the termination of your Cascade employment for any reason, you will not:

A.	Directly or indirectly, whether for your own account, or as an employee, director, consultant, or advisor, provide services to any business which is at the time in competition with any Cascade then-existing or formally planned product line anywhere in the world;

B.	Directly or indirectly encourage or solicit any individual to leave Cascade’s employ for any reason or interfere in any other manner with the actual or prospective employment relationships at the time existing between Cascade and its current or prospective employees;

C.	Induce or attempt to induce any customer, supplier, distributor, licensee, or other business affiliate of Cascade to cease doing business with Cascade or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business affiliate and Cascade.

If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, it shall be reformed and enforced to the maximum extent permitted under applicable law.

Cascade’s obligation to pay Severance Benefits to you under this Agreement will terminate if you breach the noncompetition obligation set forth in this section.

You acknowledge that monetary damages may not be sufficient to compensate Cascade for any economic loss which it may incur by reason of your breach of the foregoing restrictive covenants. In the event of any such breach, Cascade will, in addition to the cessation of any remaining benefits under this Agreement and any remedies available at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

Robert C. Warren, Jr.

March 10, 2012

III.	LIMITATION ON BENEFITS

The following limitations apply to your Severance Benefits in order to assure that payments to you will not be subject to a 20% penalty tax, and will be deductible to Cascade:

A.	Reduction for Excess Parachute Payments. In the event that any portion of the Total Payments payable to you in connection with your Involuntary Termination after a Change in Control would constitute an “excess parachute payment” within the meaning of Code Section 280G(b) that would be subject to the excise tax imposed on so-called excess parachute payments pursuant to Code Section 4999 (an “Excise Tax”), then the payments otherwise payable under this Agreement will be reduced to the largest amount payable to you which would result in no portion of the Total Payments being subject to the Excise Tax.

B.	Application. For purposes of this section:

(i)	No portion of the Total Payments, the receipt or enjoyment of which you have effectively waived in writing prior to the date of payment, will be taken into account;

(ii)	No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Cascade and reasonably acceptable to you (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of Code Section 280G;

(iii)	If you and Cascade disagree whether any payment will result in an Excise Tax, the matter will be conclusively resolved by an opinion of Tax Counsel;

(iv)	You agree to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments of Severance Benefits for purposes of determining whether, or to what extent, Severance Benefits are to be reduced pursuant to Paragraph A above; and

(v)	The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this section, will be determined by Cascade’s independent accountants in accordance with the principles of Code Section 280G(d)(3) and (4).

Robert C. Warren, Jr.

March 10, 2012

C.	Effect on Other Agreements. In the event that any other agreement, plan, or arrangement provides for Other Payments (an “Other Agreement”), Cascade and you agree that the Other Payment governed by such Other Agreement will be subject to the reduction in payments under Paragraph A above. To the extent possible, Cascade and you agree that reductions in benefits under any plan, program, or arrangement of Cascade will be reduced (only to the extent described in Paragraph A above) in the following order of priority:

(i)	Cash payments under this Agreement;

(ii)	Any other payments under this Agreement;

(iii)	Any cash payments under any Other Agreement; and

(iv)	The acceleration in the exercisability or vesting of any stock option or other stock-based award granted by Corporation.

D.	No Payment Until Severance Benefits Value and Status Determined. No Severance Benefits will be paid to you until the value of any benefit included in the Total Payments and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this section has been determined and the status of any payments in dispute has been resolved; provided, however, that in no case will payment of any lump sum cash payment hereunder be made later than the 15th day of the third month following the later of your taxable year or Cascade’s taxable year in which your Involuntary Termination occurs, or such later period as permitted by Code Section 409A. However, you will be permitted to exercise your Severance-Accelerated Equity Awards at any time during the one year or shorter expiration period immediately following your Involuntary Termination.

E.	Code Sections 280G and 4999. The limitations of this section will in all events be interpreted in such manner as to avoid the imposition of excise taxes under Code Section 4999, and the disallowance of deductions under Code Section 280G(a), with respect to any of the benefits paid pursuant to this Agreement.

F.	Termination For Cause, Voluntary Termination, Termination Due to Death or Disability. Should (i) your termination constitute a Termination for Cause, (ii) you voluntarily terminate employment, or (iii) you terminate employment due to death or disability, Cascade’s obligations under this Agreement will cease and Cascade will only be required to pay you (a) any portion of your base salary earned for services previously rendered through the date of such termination and (b) any other employment benefits to which you are entitled as of the date of termination.

Robert C. Warren, Jr.

March 10, 2012

IV.	OTHER PROVISIONS

A.	Conditions of Severance. As a condition to receipt of any Severance Benefits described in this Agreement, you must execute and deliver to Cascade a release agreement, in form and substance satisfactory to Cascade, releasing all claims you have or may have against Cascade and related persons or entities, within 30 days from the date of your Involuntary Termination, and any applicable revocation period must expire without revocation of the release. If such general release of claims is not executed within the specified timeframe or is revoked within the applicable revocation period, all Severance Benefits under this Agreement will be forfeited.

B.	Captions. All captions are solely for convenience of the parties and will not affect the meaning or interpretation of this Agreement.

C.	Death. If you die after your Involuntary Termination but before payment in full of the Severance Benefits to which you become entitled under this Agreement, those payments will be made to your estate. If you die before you exercise all your outstanding Equity Awards, then your estate, or the distributees of such Equity Awards from your estate, may exercise such Equity Awards within 12 months after your death. In no event may any such Equity Award be exercised after the specified expiration date of the award term.

D.	Unsecured Debt of Cascade. Cascade will pay any benefits under this Agreement, when due, from its general assets, and no trust fund, escrow arrangement or other segregated account will be established to fund such payment. Amounts which may become owing under this Agreement will have no priority over the claims of general creditors.

E.	Indemnification. You will have the benefit of indemnification provisions applicable to Officers and Directors under Cascade’s bylaws (to the maximum extent permitted by law).

F.	Withholding. Cascade may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Robert C. Warren, Jr.

March 10, 2012

G.	Notices. Notices under this Agreement must be in writing and will be deemed given when delivered in person, one business day after being sent by overnight courier, or four business days after being mailed by certified mail. Notices to Cascade must be addressed to Cascade Corporation, Attention: Chairman of the Board, at Cascade’s headquarters address. Notices to you are to be sent to the last address you have provided from time to time to Cascade’s human resources department. Either party may change its address for notices by giving notice of the change to the other party.

H.	Miscellaneous. This Agreement will be binding upon Cascade, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed, enforced, and interpreted under applicable federal law and the laws of the State of Oregon (without regard to conflict of law provisions). You will not be entitled to any other Severance Benefits upon your termination of employment. This letter may only be modified by a writing signed by you and a Cascade officer acting with the approval of the Compensation Committee. Should any provision of this Agreement be adjudged by a court of competent jurisdiction to be unenforceable, the invalidity of that provision will in no way affect (to the maximum extent permitted by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or validity of this Agreement as a whole.

I.	At-Will Employment. Nothing in this Agreement is intended to provide you with any right to continue in the employ of Cascade (or any subsidiary) for any period or to restrict your rights or the rights of Cascade (or any subsidiary) to terminate the employment relationship at any time for any reason whatsoever or for no reason, with or without cause.

J.	Exemption from Code Section 409A. The benefits under this Agreement are intended to be exempt from the requirements of Code Section 409A by reason of all payments under this Agreement being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.

Robert C. Warren, Jr.

March 10, 2012

K.	Attorney Fees. In the event you or Cascade should bring suit or action relating to the interpretation or application of any provision of this Agreement or any benefits payable hereunder, the prevailing party will be entitled to recover reasonable attorney fees and costs incurred in connection with such proceedings. For purposes of this provision the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.

Please indicate your acceptance of the foregoing provisions of this agreement by signing the enclosed copy and returning it to me.

Cordially,

CASCADE CORPORATION

By	/s/ James S. Osterman

Chairman

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing letter agreement governing the Severance Benefits to which I may become entitled in connection with certain changes in control or ownership of Cascade Corporation.

/s/ Robert C. Warren, Jr.

Date	March 27, 2012

Robert C. Warren, Jr.

March 10, 2012

ATTACHMENT A

DEFINITIONS

The following definitions apply to terms used in the above Agreement:

AVERAGE COMPENSATION means the average of your total annual base salary and annual cash bonus or incentive compensation from Cascade as reported on Form W-2 for the three calendar years (five calendar years for purposes of application of the Limitations on Benefits section) or such fewer number of calendar years of employment with Cascade completed immediately prior to the calendar year in which the Change of Control is affected.

BOARD means Cascade’s Board of Directors.

CHANGE IN CONTROL means:

1.	Any change in the composition of Cascade’s Board over a period of 24 consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members described in (A) who were still in office at the time such election or nomination was approved by the Board; or

2.	The approval by the stockholders of Cascade of any plan or proposal for the liquidation or dissolution of Cascade; or

3.	Any merger or consolidation in which securities possessing more than 50% of the total combined voting power of Cascade’s outstanding securities are transferred to persons different from the persons holding those securities immediately prior to such transaction; or

4.	The acquisition by a person or a group of related persons, other than Cascade or a person controlling, controlled or under common control with Cascade, of beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 35% of the total combined voting power of Cascade’s outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend Cascade’s shareholders accept or approve.

CODE means the Internal Revenue Code of 1986, as amended.

Robert C. Warren, Jr.

March 10, 2012

HEALTH COVERAGE means the continued health care coverage to which you and your eligible dependents may become entitled under this Agreement upon the Involuntary Termination of your employment.

INVOLUNTARY TERMINATION means the termination of your Cascade employment:

5.	involuntarily upon your discharge or dismissal by Cascade (other than a Termination for Cause), or

6.	voluntarily upon your resignation following (a) a change in your position with Cascade which materially reduces your duties or level of responsibility or which otherwise changes the level of management to which you report, (b) a 20% or more reduction in your level of base compensation or (c) a change in your place of employment which is more than 50 miles from your place of employment prior to the Change in Control, provided and only if such change or reduction does not have your written concurrence, and that (i) within 90 days after the initial existence of such change or reduction you provide Cascade with a written notice describing such change or reduction, (ii) Cascade fails to cure the circumstances within 30 days after Cascade receives your notice, and (iii) you terminate your employment with Cascade and all the members of Cascade’s controlled group within 90 days of the date of your notice.

In no event shall an Involuntary Termination be deemed to occur if your employment terminates by reason of your death or disability.

As used in this Agreement, termination of employment and similar terms mean “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

EQUITY AWARD means any stock option or other stock-based award granted by Corporation under a Plan which is outstanding at the time of the Change in Control or upon your subsequent Involuntary Termination.

OTHER PAYMENT means any payment or benefit payable to you in connection with a Change in Control pursuant to any plan, arrangement, or agreement (other than this Agreement) with Cascade, a person whose actions result in such Change in Control, or any person affiliated with Cascade or such person.

PLAN means (a) Cascade’s 1995 Incentive Stock Option Plan, as amended or restated from time to time, (b) Cascade’s Stock Appreciation Rights and Restricted Stock Plan, including the restatement of the plan approved by the shareholders in 2011,, and (b) any successor or additional stock incentive plan subsequently implemented by Cascade.

Robert C. Warren, Jr.

March 10, 2012

SEVERANCE-ACCELERATED EQUITY AWARD means any outstanding Equity Award (or installment thereof) which accelerates upon your Involuntary Termination pursuant to this Agreement.

SEVERANCE BENEFITS means the severance benefits to which you may become entitled under this Agreement in the event of your Involuntary Termination following a Change in Control, subject, however, to the Limitation on Benefits section.

TERMINATION FOR CAUSE means an Involuntary Termination of your employment by reason of your having engaged in fraud or in any other intentional misconduct adversely affecting Cascade’s business or reputation in a material manner.

TOTAL PAYMENTS means all payments or benefits payable to you in connection with a Change in Control, including payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Cascade, a person whose actions result in the Change in Control, or any person affiliated with Cascade or such person.